Exhibit 9.1

November 4, 2022

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We previously were the Independent Auditors for Ei.Ventures, Inc. (the Company) and, under the date of May 24, 2022 except for Note 15 which is dated November 4, 2022, we reported on the financial statements of Ei.Ventures, Inc. as of and for the years ended December 31, 2021 and 2020. On November 4, 2022, the Company’s board of directors appointed a new Independent Auditor. We have read the Ei.Ventures, Inc. statements included under Item 4 of its Form 1-U dated November 4, 2022, and we agree with such statements.

Very truly yours,

Tanner LLC

Salt Lake City, Utah

Tanner LLC | Key Bank Tower at City Creek | 36 S. State St., Suite 600, Salt Lake City, UT 84111-1400

Main 801.532.7444 | Fax 801.364.5331 | tannerco.com